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                                  EXHIBIT 10.1


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                             INTERWEST BANCORP, INC.
                              EMPLOYMENT AGREEMENT

                                STEPHEN M. WALDEN

     This Employment Agreement ("Agreement") is made and entered into this 19th day of May, 2000, by and between InterWest Bancorp, Inc., a Washington corporation (the "Company") and Stephen M. Walden ("Walden"), who agree as follows:

     1. EMPLOYMENT. The Company agrees to employ Walden, and Walden agrees to accept employment with the Company, on the terms and conditions set forth herein. Walden's title with the Company shall be Chairman of the Board ("Chairman"). The position of Chairman is a non-executive position.

     2. TERM. The term of this Agreement began on April 17, 2000, and shall terminate on April 17, 2003, unless earlier terminated as provided in Paragraph 5 hereof (the "Term").

     3. DUTIES. Walden will serve as Chairman and will conduct the meetings of the Board of Directors (the "Board") and the Annual Meeting of Shareholders, and will provide such other services as requested by the President and/or the Board. Walden will maintain relationships with community bankers, assist if requested with possible future acquisitions, and attend bank conferences deemed beneficial to the Company.

     4. COMPENSATION. Commencing October 17, 2000, (following completion of his transitional salary continuation of three months at full salary and three months at one-half salary), the Company shall pay Walden, as compensation for services to be rendered under paragraph 3, $5,500 per month (partial months prorated) ("Base Salary"), to be paid in accordance with the Company's regular payroll schedule, together with reimbursement for reasonable and necessary out-of-pocket expenses incurred in providing the services outlined in paragraph 3. In addition, Walden, subject to eligibility requirements, shall be covered by and entitled to participate in employee benefit plans available to all non-executive officers of the Company. Walden shall receive no additional compensation for serving as a member of the Board without Board approval.

     5. TERMINATION.

        (a) TERMINATION BY COMPANY FOR CAUSE. If Walden is removed for Cause as Chairman prior to the expiration of the Term, the Company will pay Walden his Base Salary and reimbursable expenses through the date of termination, together with the entire severance pay benefit he was entitled to receive under the Severance Pay Plan ($486,500) (the "Severance Benefit"), subject to any reduction under Paragraph 6 hereof. For the purposes of this Agreement, the term "Cause" shall mean fraudulent or dishonest acts, a gross abuse of authority in discharge of duties to the Company, or acts that are detrimental or hostile to the interests of the Company, as determined in good faith by a majority of the other members of the Board.


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        (b) OTHER TERMINATION BY COMPANY. If Walden is removed as Chairman prior to the expiration of the Term, without Cause, the Company will pay Walden his Base Salary and reimbursable expenses through the date of termination, together with the Severance Benefit, increased by .75% a month (compounded annually) for the full Term, for a total severance payment of $630,032, subject to any reduction under Paragraph 6 hereof.

        (c) TERMINATION BY WALDEN. If Walden resigns as Chairman prior to the expiration of the Term, Walden shall be entitled to receive his Base Salary and reimbursable expenses incurred through the date of termination, together with the Severance Benefit, increased by .75% a month (compounded annually) for each month of service during the Term prior to the date of termination, with partial months to be prorated, subject to any reduction under Paragraph 6 hereof.

        (d) TERMINATION BY DEATH OR DISABILITY. This Agreement terminates (1) if Walden dies, or (2) if Walden is unable to perform his duties and obligations for a period of ninety (90) days as a result of a physical or mental disability arising at anytime during the Term, unless with reasonable accommodation Walden could continue to perform his duties under this Agreement. If termination occurs under this Paragraph 5(d), Walden or his estate shall be entitled to receive the Severance Benefit, increased by .75% a month (compounded annually) for each month of service during the Term prior to the date of termination, with partial months to be prorated, subject to any reduction under Paragraph 6 hereof.

        (e) TERMINATION BY CHANGE OF CONTROL.

            (1) In the event a Change of Control (as defined in 5(e)(3) herein)
                of the Company is publicly announced within one year from the date of the execution of this Agreement, and prior to the date of the announcement Walden's employment has not been terminated under Paragraph 5(a), (c) or (d) above, and the announced Change of Control occurs, on the effective date of the Change of Control, Walden shall receive the Severance Benefit, increased by .75% a month (compounded annually) for each month of service during the Term prior to the effective date of the Change of Control, with partial months to be prorated. If this Paragraph 5(e)(1) applies, Paragraph 6, REDUCTION IN TOTAL SEVERANCE PAYMENT/STOCK OPTIONS, shall not apply.

            (2) In the event a Change of Control of the Company is publicly announced and occurs after the expiration of the first year, but prior to the end of the third year, from the date of execution of this Agreement, and Walden's employment has not been terminated under Paragraph 5(a), (c) or (d) above, Walden's employment shall terminate upon the effective date of the Change of Control. If termination occurs under this Paragraph 5(e)(2), Walden shall receive the Severance Benefit, increased by .75% a month, compounded annually, for each month of service during the Term prior to the effective date of the Change of Control, with partial months to be prorated, subject to any reduction under Paragraph 6 hereof.

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            (3) For the purposes of this paragraph "change in control" means a change "in the ownership or effective control" or "in the ownership of a substantial portion of the assets" of the Company, within the meaning of Section 280G of the Internal Revenue Code.

     6. REDUCTION IN TOTAL SEVERANCE PAYMENT/STOCK OPTIONS. Walden currently has the following stock options outstanding, which are "out of the money."

-----------------------------------------------------------------------------------------
         Grant Date              Options           Exercise Price     Expiration Date
-----------------------------------------------------------------------------------------
           12/17/96                  3,000              $21.83               12/16/06
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             1/9/98                  3,000              $24.92                 1/8/08
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            3/17/98                 37,500              $27.73                3/16/03
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           12/16/98                 30,000              $20.75               12/15/03
------------------------------------------------------------------------------------------
           12/21/99                 45,000              $17.50               12/20/04
------------------------------------------------------------------------------------------

     If Walden exercises any of the options described in the above chart ("Applicable Options"), his total severance payment shall be reduced by any Gain on Exercise. For the purposes of this Agreement, Gain on Exercise shall be determined by subtracting the exercise price from the closing price on the date of exercise, and multiplying that number by the number of options exercised.

     The following example is provided for illustrative purposes only.

          Assume Walden exercised 45,000 options with an exercise price of $17.25, and the closing price on the date of exercise was $20.00. Further assume that on the date of exercise, Walden's total severance payment would, prior to adjustment, be $575,000.00 as calculated under Paragraph 5 hereof. The gain on the exercise would be $2.75 ($20.00 minus $17.25) x 45,000 or $123,750.00. This amount would be subtracted from the $575,000.00, reducing the total severance payment to $451,250.00 ($575,000.00 minus $123,750.00).

     Adjustment to the severance payment will be made on the date(s) the option(s) are exercised. Adjustments could occur at any time during the term and following the expiration of the term of this Agreement until all Applicable Options have either been exercised or have expired.

     7. PAYMENT OF TOTAL SEVERANCE PAYMENT. Unless Paragraph 5(e)(1) applies, the total severance payment shall be paid on the last to occur of (1) the day following the exercise of the last of the Applicable Options, (2) the day following the date of the expiration of the last of the Applicable Options, or
(3) the termination of this Agreement. If all the Applicable Options have not been exercised or expired on the date of termination of this Agreement, the right to adjustment of the total severance payment shall survive the termination of this Agreement, and

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expire on the date following the last day on which the last Applicable Options must be exercised or expire.

     8. CONFIDENTIALITY. Walden will not, after signing this Agreement, including during and after its term, use for his own purposes or disclose to any other person or entity any confidential information concerning the Company or its subsidiaries or their business operations or customers, unless: (1) the Company consents to the use or disclosure of their respective confidential information; (2) the use or disclosure is consistent with Walden's duties under this Agreement; or (3) disclosure is required by law or court order.

     9. ARBITRATION.

        (a) ARBITRATION. At either party's request, the parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association's rules then in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator's decision is final (except as otherwise specifically provided by law) and binds the parties, and either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator's decision. The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action. This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorney's fees.

        (b) GOVERNING LAW. All proceedings will be held at a place designated by the arbitrator in King County, Washington. The arbitrator, in rendering a decision as to any state law claims, will apply Washington law.

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    10. MISCELLANEOUS PROVISIONS.

        (a) ENTIRE AGREEMENT. With the exception of the Deferred Compensation Agreement discussed hereafter, this Agreement constitutes the entire understanding between the parties concerning employment and executive benefits of any kind whatsoever and supersedes all prior agreements. Accordingly, Walden specifically waives the terms of and all of his rights under all employment, change-in-control and salary continuation agreements and any other similar benefit agreements, whether written or oral, he has entered into with the Company or any of its subsidiaries or affiliates. These agreements include, but are not limited to, the Severance Pay Plan dated January 31, 2000, and the Change in Control Agreement dated January 21, 2000. The Deferred Compensation Agreement dated October 11, 1989, and amended in 1993 and 1995, shall continue in place and its terms honored, with deferrals of $2,500 a month to continue through July 17, 2000, and deferrals of $1,250 a month from July 18 through October 17, 2000, with partial months prorated, after which salary deferrals will be discontinued. Pay-outs under the Deferred Compensation Agreement shall be made in accordance with the options available therein.

        (b) BINDING EFFECT. This Agreement will bind and inure to the benefit of the Company's and Walden's heirs, and legal representatives, successors and permitted assigns.

        (c) LITIGATION EXPENSES. If either party successfully seeks to enforce any provision of this Agreement or to collect any amount claimed to be due under it, this party will be entitled to reimbursement from the other party for any and all of its out-of-pocket expenses and costs including, without limitation, reasonable attorneys' fees and costs incurred in connection with the enforcement or collection.

        (d) WAIVER. Any waiver by a party of its rights under this Agreement must be written and signed by the party waiving its rights. A party's waiver of the other party's breach of any provision of this Agreement will not operate as a waiver of any other breach by the breaching party.

        (e) COUNSEL REVIEW. Walden acknowledges that he has had the opportunity to consult with independent counsel with respect to the negotiation, preparation, and execution of this Agreement.

        (f) ASSIGNMENT. The services to be rendered by Walden under this Agreement are unique and personal. Accordingly, Walden may not assign any of his rights or duties under this Agreement.

        (g) AMENDMENT. This Agreement may not be modified or amended except by a written instrument signed by both parties with the prior written consent of the Company.

        (h) SEVERABILITY. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.

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        (i) GOVERNING LAW AND VENUE. This Agreement will be governed by and construed in accordance with Washington law, except to the extent that certain matters may be governed by federal law. Any legal proceeding arising out of this Agreement shall be brought in King County, Washington, and the parties will submit to jurisdiction in that county.

        (j) COUNTERPARTS. This Agreement may be executed in one or more facsimile counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

     Executed as of the date first above written.


                                      INTERWEST BANCORP, INC.


                                      By: /s/
                                          -----------------------------------
                                          Patrick M. Fahey, President and CEO



                                          /s/
                                          -----------------------------------
                                          STEPHEN M. WALDEN


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